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                                                                   EXHIBIT 23.1

                            ACCOUNTANTS' CONSENT



The Board of Directors and Stockholders
PC Quote, Inc.:


We consent to the use of our reports dated March 24, 1998, included in the PC Quote, Inc. 1997 Annual Report on Form 10-K, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report on the financial statements contains an explanatory paragraph that states that the Company has experienced significant operating losses which has adversely affected the Company's current results of operations and liquidity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                /s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 19, 1998